NEWS RELEASE - FOR IMMEDIATE RELEASE

FEBRUARY 5, 2013

Equity Residential Reports Full Year 2012 Results
Same Store Revenues Increased 5.5%; Same Store NOI Increased 7.6%;
Provides Outlook for 2013 Performance

Chicago, IL - February 5, 2013 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2012. All per share results are reported as available to common shares on a diluted basis.

“Operating fundamentals were very strong in 2012 and we delivered same store revenue growth of 5.5% and NOI growth of 7.6%, among the best numbers in our history,” said David J. Neithercut, Equity Residential's President and CEO.   “Market conditions remain favorable and we currently expect to achieve 4% to 5% same store revenue growth in 2013, yet another year above historical trend.”

Fourth Quarter 2012
FFO (Funds from Operations), as defined by the National Association of Real Estate Investment Trusts (NAREIT), for the fourth quarter of 2012 was $0.94 per share compared to $0.64 per share in the fourth quarter of 2011. The difference is primarily due to a termination fee of $80 million, or $0.24 per share, that the company received in connection with its pursuit of Archstone as well as the items discussed below.

For the fourth quarter of 2012, the company reported Normalized FFO of $0.75 per share compared to $0.65 per share in the same period of 2011. The difference is due primarily to:

•	a positive impact of approximately $0.08 per share from higher net operating income (NOI) from the company's same store portfolio;

•	a positive impact of approximately $0.02 per share from lower total debt costs;

•	a positive impact of approximately $0.01 per share from 2011 and 2012 transaction activity; and

•	a negative impact of $0.01 per share from increased share count resulting from the approximately 21.9 million common shares sold in the company's December 2012 public offering.

Normalized FFO begins with FFO and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the company's actual operating performance. A reconciliation and definition of Normalized FFO are provided on pages 26 and 29 of this release and the company has included guidance for Normalized FFO on page 27 of this release. The company has also included some additional guidance on forecasted 2013 non-comparable items, primarily Archstone-related costs, on page 28 of this release.

For the fourth quarter of 2012, the company reported earnings of $1.17 per share compared to $0.33 per share in the fourth quarter of 2011. The difference is due primarily to higher gains on property sales, the Archstone-related fee and the other items discussed above.

Year Ended December 31, 2012
FFO for the year ended December 31, 2012 was $3.11 per share compared to $2.41 per share in the same period of 2011.

For the year ended December 31, 2012, the company reported Normalized FFO of $2.76 per share compared to $2.43 per share in the same period of 2011.

For the year ended December 31, 2012, the company reported earnings of $2.70 per share compared to $2.95 per share in the same period of 2011.

Same Store Results
On a same store fourth quarter to fourth quarter comparison, which includes 103,522 apartment units, revenues increased 5.4%, expenses increased 0.5% and NOI increased 8.1%.

On a same store year to year comparison, which includes 98,577 apartment units, revenues increased 5.5%, expenses increased 1.8% and NOI increased 7.6%.

Acquisitions/Dispositions
The company did not acquire any operating properties during the fourth quarter of 2012 but did purchase, for approximately $79.0 million, four adjacent land parcels in Los Angeles for future development of as many as 970 apartment units.

During the fourth quarter, the company sold 15 properties, consisting of 3,675 apartment units, for an aggregate sale price of $444.4 million at a weighted average capitalization (cap) rate of 6.1%. These sales generated an unlevered internal rate of return (IRR), inclusive of management costs, of 10.4%.

During 2012, the company acquired nine properties with a total of 1,896 apartment units for an aggregate purchase price of $906.3 million at a weighted average cap rate of 4.7% and six land parcels for $141.2 million.

During 2012, the company sold 35 properties with a total of 9,012 apartment units for an aggregate sale price of $1.06 billion at a weighted average cap rate of 6.2%. These sales, excluding two leveraged, partially-owned assets sold during the third quarter, generated an unlevered IRR, inclusive of management costs, of 10.6%.

The Archstone Acquisition
On November 26, 2012, Equity Residential announced that the company and AvalonBay Communities, Inc. had entered into an agreement with Lehman Brothers Holdings Inc. to acquire, for approximately $16 billion, the assets and liabilities of Archstone Enterprise LP (“Archstone”), which consists principally of a portfolio of high-quality apartment properties in major markets in the United States. Under the terms of the agreement, Equity Residential will acquire approximately 60% of Archstone's assets and liabilities. At closing, the company expects to assume, net of payoffs, approximately $3.3 billion of consolidated Archstone debt, plus a mark-to-market of approximately $225 million. The transaction is expected to close in late February. Please see the company's November 26, 2012 press release for details of the transaction.

Archstone-related Financing Activities
On December 4, 2012, the company completed the public offering of 21.9 million common shares at a price of $54.75 per share for net proceeds of approximately $1.16 billion.

On January 11, 2013, the company entered into a new $2.5 billion unsecured revolving credit agreement with a group of 25 financial institutions. The new facility matures in April 2018 and has an interest rate of LIBOR plus a spread and an annual facility fee that are dependent on the company's then current credit rating. At the company's current rating, the interest rate spread is 1.05% and the annual facility fee is 15 basis points. This facility replaced the company's existing $1.75 billion facility which was scheduled to mature in July 2014.

Also on January 11, 2013, the company entered into a new senior unsecured $750 million delayed draw term loan facility with an interest rate of LIBOR plus a spread which is dependent on the company's then current credit rating. At the company's current rating, the interest rate spread is 1.20%. The maturity date of the facility is January 11, 2015, subject to a one year extension option exercisable by the company. The facility is currently undrawn and is available in one draw made on or before July 11, 2013 and may be used to fund the Archstone acquisition or for other corporate purposes.

With the completion of these financing activities, along with cash on hand, the company has sufficient capital available to completely fund its portion of the Archstone acquisition cash price, transaction costs and required debt pay downs. Therefore, the company terminated the $2.5 billion bridge loan facility commitment that it obtained contemporaneously with entering into the Archstone acquisition contract in November 2012.

Property Sale Update
Equity Residential has previously announced its intention to fund a significant portion of the Archstone acquisition with the proceeds from the sale of assets that are not part of the company's long-term strategic plans and expects to sell approximately $4.0 billion of its non-core assets in 2013. Because of the great demand for these assets, the company has been able to sell more assets sooner and quickly mitigate much of the execution risk of the Archstone acquisition. The company now expects approximately $2.8 billion of these asset sales to occur before the end of the first quarter. Because the majority of the company's disposition activity will now occur much earlier in the year than had been previously planned, the current outlook for the company's 2013 Normalized FFO has been reduced by $0.13 per share below the company's original projections.

The properties that have been sold since the Archstone transaction announcement on November 26, 2012 or are currently under contract for sale, including the previously announced asset sale to the Goldman Sachs/Greystar entity, are located in the following markets:

Market	Properties	Units	Sales Price (millions)
Phoenix	15	4,241	$536.3
Washington DC Metro	10	3,085	$608.2
Atlanta	9	2,590	$356.2
Orlando	10	2,574	$290.6
South Florida	7	2,353	$357.4
Jacksonville	5	1,637	$162.4
Southern California	3	1,056	$270.8
Denver	4	1,003	$156.0
Seattle/Tacoma	4	802	$81.9
Northern California	3	711	$188.5
New York Metro	2	360	$99.2
Suburban New England	2	331	$39.5
Total	74	20,743	$3,147.0

The strategic benefits of acquiring the Archstone portfolio included the ability to fund much of the acquisition with proceeds from the exit of non-core markets such as Phoenix, Atlanta, Orlando and Jacksonville,” said Mr. Neithercut. “In addition, the acquisition has created the opportunity to dispose of assets located in certain sub-markets that are not part of our long term strategy such as far Suburban Washington, DC submarkets in Virginia and Maryland, Tacoma, Washington and parts of Northern New Jersey. We are pleased that the market reception to our asset sales has been strong and that our sales pace is ahead of plan at pricing that is consistent with our expectations.”

First Quarter 2013 Guidance
The company has established a Normalized FFO guidance range of $0.62 to $0.66 per share for the first quarter of 2013. The difference between the company's fourth quarter 2012 Normalized FFO of $0.75 per share and the midpoint of the first quarter 2013 guidance range of $0.64 per share is primarily due to:

•	a positive impact of approximately $0.10 per share of NOI from approximately one month of income from the Archstone stabilized properties;

•	a negative impact of approximately $0.05 per share of lower NOI from Equity Residential same store properties as a result of higher operating expenses in the first quarter of 2013;

•	a negative impact of approximately $0.05 per share from 2012 and 2013 disposition activity;

•
a negative impact of approximately $0.06 per share from increased share count resulting from a combination of the approximately 21.9 million common shares sold in the company's December 2012 public offering and the expected issuance of approximately 34.5 million common shares to Lehman Brothers Holdings, Inc. upon closing of the Archstone acquisition;

•	a negative impact of approximately $0.02 per share from higher interest expense, primarily as a result of the increased debt associated with the Archstone acquisition; and

•	a negative impact of approximately $0.03 per share of other various expenses.

Full Year 2013 Guidance
The company's 2013 same store operating guidance on page 27 of this release is computed based on the portfolio of approximately 80,000 apartment units that the company expects to have in its annual same store set after the completion of its planned 2013 dispositions.

The company has established a Normalized FFO guidance range of $2.80 to $2.90 per share for the full year 2013. The assumptions underlying this guidance can be found on page 27 of this release. The difference between the company's full-year 2012 Normalized FFO of $2.76 per share and the midpoint of the company's guidance range of $2.85 per share for full year 2013 Normalized FFO is primarily due to:

•	a positive impact of approximately $0.95 per share of NOI from approximately ten months of income from the Archstone stabilized properties;

•
a positive impact of approximately $0.19 per share of higher NOI from Equity Residential properties consisting of $0.18 per share from same store NOI and $0.01 per share of NOI from properties in lease-up;

•	a positive impact of approximately $0.06 per share from NOI from 2012 acquisition activity;

•	a negative impact of approximately $0.63 per share from disposition activity with $0.11 coming from 2012 activity and $0.52 from 2013 activity;

•
a negative impact of approximately $0.36 per share from increased share count resulting from a combination of the approximately 21.9 million common shares sold in the company's December 2012 public offering and the expected issuance of approximately 34.5 million common shares to Lehman Brothers Holdings, Inc. upon closing of the Archstone acquisition;

•	a negative impact of approximately $0.08 per share from higher interest expense, primarily as a result of the increased debt associated with the Archstone acquisition; and

•	a negative impact of approximately $0.04 per share of other various expenses.

First Quarter 2013 Earnings and Conference Call
Equity Residential expects to announce first quarter 2013 results on Tuesday, April 30, 2013 and host a conference call to discuss those results at 11:00 a.m. CT on Wednesday, May 1, 2013.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 403 properties located in 13 states and the District of Columbia, consisting of 115,370 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential's management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the company's conference call discussing these results will take place tomorrow, Wednesday, February 6, at 9:00 a.m. Central. Please visit the Investor section of the company's web site at www.equityapartments.com for the link. A replay of the web cast will be available for two weeks at this site.

Equity Residential
Consolidated Statements of Operations
(Amounts in thousands except per share data)
(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2012	2011	2012	2011
REVENUES
Rental income	$2,114,142	$1,874,465	$545,405	$490,006
Fee and asset management	9,573	9,026	2,245	2,344
Total revenues	2,123,715	1,883,491	547,650	492,350

EXPENSES
Property and maintenance	415,986	387,968	99,971	96,467
Real estate taxes and insurance	241,876	211,518	62,996	52,331
Property management	81,902	81,867	19,133	19,676
Fee and asset management	4,663	4,279	1,068	1,072
Depreciation	664,082	612,579	166,196	156,938
General and administrative	47,248	43,605	10,072	11,144
Total expenses	1,455,757	1,341,816	359,436	337,628

Operating income	667,958	541,675	188,214	154,722

Interest and other income	150,547	7,965	80,032	1,368
Other expenses	(27,361)	(14,292)	(6,803)	(5,166)
Interest:
Expense incurred, net	(457,666)	(464,277)	(110,214)	(113,525)
Amortization of deferred financing costs	(21,370)	(16,766)	(11,051)	(4,833)
Income before income and other taxes, (loss) from investments in unconsolidated entities, net gain on sales of land parcels and discontinued operations	312,108	54,305	140,178	32,566
Income and other tax (expense) benefit	(539)	(728)	88	(60)
(Loss) from investments in unconsolidated entities	(14)	—	(11)	—
Net gain on sales of land parcels	—	4,217	—	—
Income from continuing operations	311,555	57,794	140,255	32,506
Discontinued operations, net	569,649	877,403	244,144	74,895
Net income	881,204	935,197	384,399	107,401
Net (income) attributable to Noncontrolling Interests:
Operating Partnership	(38,641)	(40,780)	(16,995)	(4,505)
Partially Owned Properties	(844)	(832)	(387)	(414)
Net income attributable to controlling interests	841,719	893,585	367,017	102,482
Preferred distributions	(10,355)	(13,865)	(1,036)	(3,466)
Premium on redemption of Preferred Shares	(5,152)	—	(2)	—
Net income available to Common Shares	$826,212	$879,720	$365,979	$99,016

Earnings per share – basic:
Income from continuing operations available to Common Shares	$0.93	$0.14	$0.43	$0.09
Net income available to Common Shares	$2.73	$2.98	$1.18	$0.33
Weighted average Common Shares outstanding	302,701	294,856	310,398	295,990

Earnings per share – diluted:
Income from continuing operations available to Common Shares	$0.92	$0.14	$0.42	$0.09
Net income available to Common Shares	$2.70	$2.95	$1.17	$0.33
Weighted average Common Shares outstanding	319,766	312,065	327,108	312,731

Distributions declared per Common Share outstanding	$1.78	$1.58	$0.7675	$0.5675

Equity Residential
Consolidated Statements of Funds From Operations and Normalized Funds From Operations
(Amounts in thousands except per share data)
(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2012	2011	2012	2011
Net Income	$881,204	$935,197	$384,399	$107,401
Net (income) attributable to Noncontrolling Interests –
Partially Owned Properties	(844)	(832)	(387)	(414)
Preferred Distributions	(10,355)	(13,865)	(1,036)	(3,466)
Premium on redemption of Preferred Shares	(5,152)	—	(2)	—
Net income available to Common Shares and Units	864,853	920,500	382,974	103,521

Adjustments:
Depreciation	664,082	612,579	166,196	156,938
Depreciation – Non-real estate additions	(5,346)	(5,519)	(1,135)	(1,317)
Depreciation – Partially Owned and Unconsolidated Properties	(3,193)	(3,062)	(798)	(799)
Discontinued operations:
Depreciation	20,910	50,949	1,856	10,295
Net (gain) on sales of discontinued operations	(548,278)	(826,489)	(240,831)	(67,389)
Net incremental (loss) gain on sales of condominium units	(11)	1,993	(60)	(57)
Gain (loss) on sale of Equity Corporate Housing (ECH)	200	1,202	(150)	180
FFO available to Common Shares and Units (1) (3) (4)	993,217	752,153	308,052	201,372

Adjustments (see page 26 for additional detail):
Asset impairment and valuation allowances	—	—	—	—
Property acquisition costs and write-off of pursuit costs (other expenses)	21,649	14,557	6,751	5,239
Debt extinguishment (gains) losses, including prepayment penalties, preferred share
redemptions and non-cash convertible debt discounts	16,293	12,300	8,802	3,050
(Gains) losses on sales of non-operating assets, net of income and other tax expense
(benefit)	(255)	(6,976)	236	(422)
Other miscellaneous non-comparable items	(147,635)	(12,369)	(79,948)	(4,607)
Normalized FFO available to Common Shares and Units (2) (3) (4)	$883,269	$759,665	$243,893	$204,632

FFO (1) (3)	$1,008,724	$766,018	$309,090	$204,838
Preferred distributions	(10,355)	(13,865)	(1,036)	(3,466)
Premium on redemption of Preferred Shares	(5,152)	—	(2)	—
FFO available to Common Shares and Units - basic and diluted (1) (3) (4)	$993,217	$752,153	$308,052	$201,372
FFO per share and Unit - basic	$3.14	$2.44	$0.95	$0.65
FFO per share and Unit - diluted	$3.11	$2.41	$0.94	$0.64

Normalized FFO (2) (3)	$893,624	$773,530	$244,929	$208,098
Preferred distributions	(10,355)	(13,865)	(1,036)	(3,466)
Normalized FFO available to Common Shares and Units - basic and diluted (2) (3) (4)	$883,269	$759,665	$243,893	$204,632
Normalized FFO per share and Unit - basic	$2.79	$2.47	$0.75	$0.66
Normalized FFO per share and Unit - diluted	$2.76	$2.43	$0.75	$0.65

Weighted average Common Shares and Units outstanding - basic	316,554	308,062	324,364	309,120
Weighted average Common Shares and Units outstanding - diluted	319,766	312,065	327,108	312,731

Note:
See page 26 for additional detail regarding the adjustments from FFO to Normalized FFO. See page 29 for the definitions, the footnotes referenced above and the reconciliations of EPS to FFO and Normalized FFO.

Equity Residential
Consolidated Balance Sheets
(Amounts in thousands except for share amounts)
(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Investment in real estate
Land	$4,554,912	$4,367,816
Depreciable property	15,711,944	15,554,740
Projects under development	387,750	160,190
Land held for development	353,823	325,200
Investment in real estate	21,008,429	20,407,946
Accumulated depreciation	(4,912,221)	(4,539,583)
Investment in real estate, net	16,096,208	15,868,363
Cash and cash equivalents	612,590	383,921
Investments in unconsolidated entities	17,877	12,327
Deposits – restricted	250,442	152,237
Escrow deposits – mortgage	9,129	10,692
Deferred financing costs, net	44,382	44,608
Other assets	170,372	187,155
Total assets	$17,201,000	$16,659,303

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable	$3,898,369	$4,111,487
Notes, net	4,630,875	5,609,574
Lines of credit	—	—
Accounts payable and accrued expenses	38,372	35,206
Accrued interest payable	76,223	88,121
Other liabilities	304,518	291,289
Security deposits	66,988	65,286
Distributions payable	260,176	179,079
Total liabilities	9,275,521	10,380,042

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	398,372	416,404
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 1,000,000 shares issued and outstanding as of December 31, 2012 and 1,600,000 shares issued and outstanding as of December 31, 2011	50,000	200,000
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 325,054,654 shares issued and outstanding as of December 31, 2012 and 297,508,185 shares issued and outstanding as of December 31, 2011	3,251	2,975
Paid in capital	6,542,355	5,047,186
Retained earnings	887,355	615,572
Accumulated other comprehensive (loss)	(193,148)	(196,718)
Total shareholders’ equity	7,289,813	5,669,015
Noncontrolling Interests:
Operating Partnership	159,606	119,536
Partially Owned Properties	77,688	74,306
Total Noncontrolling Interests	237,294	193,842
Total equity	7,527,107	5,862,857
Total liabilities and equity	$17,201,000	$16,659,303

Equity Residential
Portfolio Summary
As of December 31, 2012

	Markets	Properties	Apartment Units	% of Total Apartment Units	% of Stabilized NOI (1)	Average Rental Rate (2)

1	New York Metro Area	30	8,047	7.0%	13.9%	$3,433
2	DC Northern Virginia	27	9,569	8.3%	11.5%	2,136
3	Los Angeles	48	9,815	8.5%	9.9%	1,879
4	South Florida	36	12,253	10.6%	9.0%	1,463
5	San Francisco Bay Area	40	9,094	7.9%	8.6%	1,902
6	Boston	26	5,832	5.0%	8.2%	2,560
7	Seattle/Tacoma	40	9,029	7.8%	7.0%	1,520
8	Denver	24	8,144	7.1%	5.5%	1,226
9	San Diego	14	4,963	4.3%	5.0%	1,851
10	Suburban Maryland	16	4,856	4.2%	4.4%	1,711
11	Orlando	21	6,413	5.6%	3.5%	1,086
12	Phoenix	25	7,400	6.4%	3.4%	946
13	Orange County, CA	11	3,490	3.0%	3.3%	1,660
14	Inland Empire, CA	10	3,081	2.7%	2.4%	1,491
15	Atlanta	12	3,616	3.1%	2.0%	1,157
16	All Other Markets (3)	21	4,729	4.1%	2.4%	1,098

	Total	401	110,331	95.6%	100.0%	1,737

	Military Housing	2	5,039	4.4%	—	—

	Grand Total	403	115,370	100.0%	100.0%	$1,737

Note:	Projects under development are not included in the Portfolio Summary until construction has been completed.

(1)
% of Stabilized NOI includes budgeted 2013 NOI for properties that are stabilized and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

(2)	Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the month of December 2012.

(3)	All Other Markets - Each individual market is less than 1.5% of stabilized NOI.

4th Quarter 2012 Earnings Release	10

Equity Residential

Portfolio as of December 31, 2012

	Properties	Apartment Units

Wholly Owned Properties	382	106,856
Partially Owned Properties - Consolidated	19	3,475
Military Housing	2	5,039

	403	115,370

______________________________________________________________________________________________________

Portfolio Rollforward Q4 2012
($ in thousands)

	Properties	Apartment Units	Purchase/ (Sale) Price	Cap Rate

9/30/2012	418	118,986
Acquisitions:
Land Parcel (one)	—	—	$79,000
Dispositions:
Rental Properties - Consolidated	(15)	(3,675)	$(444,430)	6.1%
Configuration Changes	—	59

12/31/2012	403	115,370

______________________________________________________________________________________________________

Portfolio Rollforward 2012
($ in thousands)

	Properties	Apartment Units	Purchase/ (Sale) Price	Cap Rate

12/31/2011	427	121,974
Acquisitions:
Rental Properties - Consolidated	9	1,896	$906,305	4.7%
Land Parcels (six)	—	—	$141,240
Dispositions:
Rental Properties - Consolidated	(35)	(9,012)	$(1,061,334)	6.2%
Completed Developments	2	356
Configuration Changes	—	156

12/31/2012	403	115,370

4th Quarter 2012 Earnings Release	11

Equity Residential

Fourth Quarter 2012 vs. Fourth Quarter 2011
Same Store Results/Statistics
$ in thousands (except for Average Rental Rate) – 103,522 Same Store Apartment Units

	Results			Statistics
				Average Rental Rate (2)

Description	Revenues	Expenses	NOI (1)		Occupancy	Turnover

Q4 2012	$505,296	$167,964	$337,332	$1,707	95.4%	12.9%
Q4 2011	$479,299	$167,116	$312,183	$1,626	95.0%	13.1%

Change	$25,997	$848	$25,149	$81	0.4%	(0.2%)

Change	5.4%	0.5%	8.1%	5.0%
______________________________________________________________________________________________________

Fourth Quarter 2012 vs. Third Quarter 2012
Same Store Results/Statistics
$ in thousands (except for Average Rental Rate) – 109,323 Same Store Apartment Units

	Results			Statistics
				Average Rental Rate (2)

Description	Revenues	Expenses	NOI (1)		Occupancy	Turnover

Q4 2012	$539,044	$178,468	$360,576	$1,725	95.3%	12.8%
Q3 2012	$538,845	$188,894	$349,951	$1,716	95.8%	17.3%

Change	$199	$(10,426)	$10,625	$9	(0.5%)	(4.5%)

Change	0.0%	(5.5%)	3.0%	0.5%
______________________________________________________________________________________________________

2012 vs. 2011
Same Store Results/Statistics
$ in thousands (except for Average Rental Rate) – 98,577 Same Store Apartment Units

	Results			Statistics
				Average Rental Rate (2)

Description	Revenues	Expenses	NOI (1)		Occupancy	Turnover

2012	$1,868,918	$649,914	$1,219,004	$1,658	95.4%	58.2%
2011	$1,771,449	$638,671	$1,132,778	$1,575	95.2%	57.3%

Change	$97,469	$11,243	$86,226	$83	0.2%	0.9%

Change	5.5%	1.8%	7.6%	5.3%

(1)
The Company's primary financial measure for evaluating each of its apartment communities is net operating income ("NOI"). NOI represents rental income less property and maintenance expense, real estate tax and insurance expense and property management expense. The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment communities. See page 29 for reconciliations from operating income.

(2)	Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

4th Quarter 2012 Earnings Release	12

Equity Residential

Fourth Quarter 2012 vs. Fourth Quarter 2011

Same Store Results/Statistics by Market
						Increase (Decrease) from Prior Year's Quarter
			Q4 2012 % of Actual NOI	Q4 2012 Average Rental Rate (1)	Q4 2012 Weighted Average Occupancy %
									Average Rental Rate (1)
		Apartment Units
	Markets					Revenues	Expenses	NOI		Occupancy

1	New York Metro Area	7,423	12.7%	$3,325	96.3%	5.4%	3.5%	6.7%	5.3%	0.1%
2	DC Northern Virginia	9,381	12.0%	2,134	95.5%	4.4%	2.8%	5.1%	3.9%	0.5%
3	Los Angeles	8,881	9.7%	1,857	95.9%	4.5%	(3.2%)	8.3%	4.2%	0.2%
4	South Florida	12,253	9.6%	1,464	95.2%	5.4%	1.3%	7.9%	4.4%	0.8%
5	Boston	5,470	8.2%	2,579	95.6%	5.2%	4.1%	5.8%	5.5%	(0.3%)
6	San Francisco Bay Area	6,194	7.6%	2,055	95.4%	10.3%	0.3%	15.2%	9.8%	0.4%
7	Seattle/Tacoma	8,710	7.3%	1,502	94.5%	6.2%	(0.9%)	10.2%	5.7%	0.5%
8	Denver	7,976	6.0%	1,226	95.5%	8.4%	(3.0%)	13.6%	8.0%	0.4%
9	San Diego	4,284	4.3%	1,754	94.7%	2.1%	0.2%	3.0%	1.7%	0.3%
10	Phoenix	7,400	4.0%	952	95.3%	3.3%	(4.0%)	7.5%	3.0%	0.4%
11	Orlando	6,413	3.8%	1,085	95.4%	5.6%	1.3%	8.1%	4.8%	0.8%
12	Suburban Maryland	4,222	3.8%	1,521	95.2%	4.2%	(3.4%)	7.8%	3.6%	0.6%
13	Orange County, CA	3,490	3.5%	1,662	95.9%	5.1%	2.4%	6.3%	4.8%	0.1%
14	Inland Empire, CA	3,081	2.7%	1,487	95.0%	4.4%	(4.9%)	9.1%	3.8%	0.5%
15	Atlanta	3,616	2.2%	1,159	95.9%	6.9%	1.9%	10.2%	6.9%	(0.1%)
16	All Other Markets	4,728	2.6%	1,108	95.4%	3.5%	(2.3%)	7.7%	2.7%	0.7%

	Total	103,522	100.0%	$1,707	95.4%	5.4%	0.5%	8.1%	5.0%	0.4%

(1)	Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

4th Quarter 2012 Earnings Release	13

Equity Residential
Fourth Quarter 2012 vs. Third Quarter 2012
Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
			Q4 2012 % of Actual NOI	Q4 2012 Average Rental Rate (1)	Q4 2012 Weighted Average Occupancy %
									Average Rental Rate (1)
		Apartment Units
	Markets					Revenues	Expenses	NOI		Occupancy

1	New York Metro Area	7,838	13.2%	$3,390	96.3%	0.4%	(1.4%)	1.6%	1.0%	(0.6%)
2	DC Northern Virginia	9,381	11.2%	2,134	95.5%	(1.2%)	(3.3%)	(0.3%)	(0.1%)	(1.0%)
3	Los Angeles	9,716	10.0%	1,869	95.8%	0.0%	(4.9%)	2.3%	0.3%	(0.4%)
4	South Florida	12,253	9.0%	1,464	95.2%	0.1%	(7.2%)	4.8%	(0.2%)	0.3%
5	San Francisco Bay Area	8,751	8.9%	1,867	95.0%	2.1%	(11.4%)	9.7%	3.1%	(0.9%)
6	Boston	5,832	8.0%	2,547	95.7%	(0.1%)	(2.5%)	1.1%	0.0%	0.0%
7	Seattle/Tacoma	9,029	7.1%	1,511	94.5%	(0.8%)	(7.1%)	2.7%	0.2%	(0.9%)
8	Denver	7,976	5.6%	1,226	95.5%	0.5%	(11.4%)	6.0%	1.2%	(0.6%)
9	San Diego	4,963	4.8%	1,828	94.3%	(1.0%)	2.8%	(2.7%)	0.8%	(1.6%)
10	Suburban Maryland	4,856	4.6%	1,708	95.1%	0.7%	(7.1%)	4.4%	0.9%	(0.3%)
11	Phoenix	7,400	3.7%	952	95.3%	0.4%	(10.7%)	7.0%	0.3%	0.1%
12	Orlando	6,413	3.6%	1,085	95.4%	(1.1%)	(10.1%)	4.6%	(0.6%)	(0.4%)
13	Orange County, CA	3,490	3.2%	1,662	95.9%	0.5%	(3.4%)	2.3%	0.7%	(0.3%)
14	Inland Empire, CA	3,081	2.5%	1,487	95.0%	0.1%	(4.4%)	2.3%	1.2%	(1.0%)
15	Atlanta	3,616	2.1%	1,159	95.9%	0.4%	(6.3%)	5.0%	1.1%	(0.7%)
16	All Other Markets	4,728	2.5%	1,108	95.4%	(0.6%)	(5.5%)	3.0%	(0.5%)	(0.1%)

	Total	109,323	100.0%	$1,725	95.3%	0.0%	(5.5%)	3.0%	0.5%	(0.5%)

(1)	Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

4th Quarter 2012 Earnings Release	14

Equity Residential
2012 vs. 2011
Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year
			2012 % of Actual NOI	2012 Average Rental Rate (1)	2012 Weighted Average Occupancy %
									Average Rental Rate (1)
		Apartment Units
	Markets					Revenues	Expenses	NOI		Occupancy

1	New York Metro Area	7,063	13.3%	$3,322	96.2%	6.1%	3.7%	7.8%	6.0%	0.1%
2	DC Northern Virginia	7,974	10.8%	2,068	95.7%	4.6%	4.2%	4.8%	4.6%	0.1%
3	South Florida	11,377	9.3%	1,404	95.1%	4.4%	3.5%	5.0%	3.8%	0.5%
4	Los Angeles	7,832	8.9%	1,794	95.4%	4.1%	(2.5%)	7.5%	3.7%	0.3%
5	Boston	5,175	8.4%	2,552	95.6%	6.2%	0.8%	9.1%	6.5%	(0.2%)
6	San Francisco Bay Area	6,194	7.9%	1,986	95.5%	11.0%	2.9%	15.2%	11.0%	0.0%
7	Seattle/Tacoma	8,209	7.2%	1,476	94.6%	5.8%	1.7%	8.3%	5.6%	0.2%
8	Denver	7,976	6.2%	1,188	95.6%	8.9%	0.8%	12.9%	8.5%	0.3%
9	San Diego	4,284	4.8%	1,740	95.0%	2.4%	1.3%	3.0%	2.2%	0.1%
10	Phoenix	7,400	4.2%	941	95.1%	3.8%	(1.8%)	7.3%	3.7%	0.0%
11	Orlando	6,413	4.0%	1,072	95.4%	4.7%	2.6%	6.1%	4.3%	0.3%
12	Orange County, CA	3,490	3.7%	1,636	95.7%	5.3%	3.4%	6.1%	5.1%	0.2%
13	Suburban Maryland	3,765	3.4%	1,441	94.9%	2.9%	(1.7%)	5.3%	2.9%	0.0%
14	Inland Empire, CA	3,081	2.8%	1,466	94.9%	3.3%	(1.0%)	5.5%	3.1%	0.1%
15	Atlanta	3,616	2.3%	1,134	96.1%	6.2%	2.0%	9.3%	6.3%	0.0%
16	All Other Markets	4,728	2.8%	1,102	95.3%	4.1%	1.3%	6.2%	4.0%	0.1%

	Total	98,577	100.0%	$1,658	95.4%	5.5%	1.8%	7.6%	5.3%	0.2%

(1)	Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

4th Quarter 2012 Earnings Release	15

Equity Residential

Fourth Quarter 2012 vs. Fourth Quarter 2011
Same Store Operating Expenses
$ in thousands – 103,522 Same Store Apartment Units
					% of Actual Q4 2012 Operating Expenses

	Actual Q4 2012	Actual Q4 2011	$ Change	% Change

Real estate taxes	$52,980	$48,982	$3,998	8.2%	31.5%
On-site payroll (1)	37,054	37,358	(304)	(0.8%)	22.1%
Utilities (2)	24,399	25,241	(842)	(3.3%)	14.5%
Repairs and maintenance (3)	22,092	23,305	(1,213)	(5.2%)	13.2%
Property management costs (4)	18,949	19,172	(223)	(1.2%)	11.3%
Insurance	5,497	5,097	400	7.8%	3.3%
Leasing and advertising	2,870	3,126	(256)	(8.2%)	1.7%
Other on-site operating expenses (5)	4,123	4,835	(712)	(14.7%)	2.4%

Same store operating expenses	$167,964	$167,116	$848	0.5%	100.0%

______________________________________________________________________________________________________

2012 vs. 2011
Same Store Operating Expenses
$ in thousands – 98,577 Same Store Apartment Units
					% of Actual 2012 Operating Expenses

	Actual 2012	Actual 2011	$ Change	% Change

Real estate taxes	$197,316	$184,773	$12,543	6.8%	30.3%
On-site payroll (1)	146,637	145,979	658	0.5%	22.5%
Utilities (2)	97,313	98,572	(1,259)	(1.3%)	15.0%
Repairs and maintenance (3)	88,931	89,152	(221)	(0.2%)	13.7%
Property management costs (4)	70,084	70,858	(774)	(1.1%)	10.8%
Insurance	20,629	19,257	1,372	7.1%	3.2%
Leasing and advertising	10,812	11,798	(986)	(8.4%)	1.7%
Other on-site operating expenses (5)	18,192	18,282	(90)	(0.5%)	2.8%

Same store operating expenses	$649,914	$638,671	$11,243	1.8%	100.0%

(1)	On-site payroll - Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

(2)	Utilities - Represents gross expenses prior to any recoveries under the Resident Utility Billing System ("RUBS"). Recoveries are reflected in rental income.

(3)
Repairs and maintenance - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair costs.

(4)
Property management costs - Includes payroll and related expenses for departments, or portions of departments, that directly support on-site management. These include such departments as regional and corporate property management, property accounting, human resources, training, marketing and revenue management, procurement, real estate tax, property legal services and information technology.

(5)	Other on-site operating expenses - Includes administrative costs such as office supplies, telephone and data charges, association and business licensing fees and ground lease costs.

4th Quarter 2012 Earnings Release	16

Equity Residential

Debt Summary as of December 31, 2012
(Amounts in thousands)
				Weighted Average Maturities (years)
			Weighted Average Rates (1)

	Amounts (1)	% of Total

Secured	$3,898,369	45.7%	4.96%	7.3
Unsecured	4,630,875	54.3%	5.10%	5.1

Total	$8,529,244	100.0%	5.04%	6.1

Fixed Rate Debt:
Secured – Conventional	$3,517,273	41.2%	5.49%	6.2
Unsecured – Public/Private	4,329,352	50.8%	5.70%	5.4

Fixed Rate Debt	7,846,625	92.0%	5.61%	5.8

Floating Rate Debt:
Secured – Conventional	30,516	0.4%	3.25%	1.8
Secured – Tax Exempt	350,580	4.1%	0.23%	19.7
Unsecured – Public/Private	301,523	3.5%	1.83%	0.2
Unsecured – Revolving Credit Facility	—	—	1.35%	1.5

Floating Rate Debt	682,619	8.0%	1.35%	9.8

Total	$8,529,244	100.0%	5.04%	6.1

(1) Net of the effect of any derivative instruments. Weighted average rates are for the year ended December 31, 2012.

Note: The Company capitalized interest of approximately $22.5 million and $9.1 million during the years ended December 31, 2012 and 2011, respectively. The Company capitalized interest of approximately $6.7 million and $3.2 million during the quarters ended December 31, 2012 and 2011, respectively.

______________________________________________________________________________________________________

Debt Maturity Schedule as of December 31, 2012
(Amounts in thousands)
					Weighted Average Rates on Fixed Rate Debt (1)	Weighted Average Rates on Total Debt (1)

	Fixed Rate (1)	Floating Rate (1)
Year			Total	% of Total

2013	$224,277	$302,033	$526,310	6.2%	6.93%	4.79%
2014	564,302	22,021	586,323	6.9%	5.31%	5.24%
2015	417,812	—	417,812	4.9%	6.30%	6.30%
2016	1,190,538	—	1,190,538	14.0%	5.34%	5.34%
2017	1,446,120	456	1,446,576	17.0%	5.95%	5.95%
2018	81,450	724	82,174	1.0%	5.70%	5.70%
2019	802,640	20,766	823,406	9.6%	5.49%	5.36%
2020	1,672,482	809	1,673,291	19.6%	5.50%	5.50%
2021	1,188,905	856	1,189,761	13.9%	4.64%	4.64%
2022	2,401	905	3,306	—	5.81%	5.74%
2023+	231,464	337,699	569,163	6.7%	6.76%	3.29%
Premium/(Discount)	24,234	(3,650)	20,584	0.2%	N/A	N/A

Total	$7,846,625	$682,619	$8,529,244	100.0%	5.54%	5.25%

(1)	Net of the effect of any derivative instruments. Weighted average rates are as of December 31, 2012.

4th Quarter 2012 Earnings Release	17

Equity Residential
Unsecured Debt Summary as of December 31, 2012
(Amounts in thousands)

					Unamortized Premium/(Discount)
	Coupon Rate	Due Date		Face Amount		Net Balance

Fixed Rate Notes:
	5.200%	04/01/13	(1)	$400,000	$(30)	$399,970
Fair Value Derivative Adjustments			(1)	(300,000)	—	(300,000)
	5.250%	09/15/14		500,000	(105)	499,895
	6.584%	04/13/15		300,000	(248)	299,752
	5.125%	03/15/16		500,000	(170)	499,830
	5.375%	08/01/16		400,000	(665)	399,335
	5.750%	06/15/17		650,000	(2,289)	647,711
	7.125%	10/15/17		150,000	(311)	149,689
	4.750%	07/15/20		600,000	(3,433)	596,567
	4.625%	12/15/21		1,000,000	(3,397)	996,603
	7.570%	08/15/26		140,000	—	140,000

				4,340,000	(10,648)	4,329,352
Floating Rate Notes:
		04/01/13	(1)	300,000	—	300,000
Fair Value Derivative Adjustments			(1)	1,523	—	1,523

				301,523	—	301,523

Revolving Credit Facility:	LIBOR+1.15%	07/13/14	(2)(3)	—	—	—

Total Unsecured Debt				$4,641,523	$(10,648)	$4,630,875

(1)	Fair value interest rate swaps convert $300.0 million of the 5.200% notes due April 1, 2013 to a floating interest rate.

(2)	Facility is private. All other unsecured debt is public.

(3)
As of December 31, 2012, there was approximately $1.72 billion available on the Company's unsecured revolving credit facility. On January 11, 2013, the Company replaced its existing $1.75 billion facility with a new $2.5 billion unsecured revolving credit facility maturing in April 2018. The interest rate on advances under the new credit facility will be LIBOR plus a spread (currently 1.05%) and an annual facility fee (currently 15 basis points). Both the spread and the facility fee are dependent on the credit rating of the Company's long-term debt. As of January 31, 2013, there was approximately $2.47 billion available on the Company's unsecured revolving credit facility.

Note: In October 2012, the Company paid off the $222.1 million outstanding of its 5.500% public notes and its $500.0 million term loan facility, both at maturity.

4th Quarter 2012 Earnings Release	18

Equity Residential

Selected Unsecured Public Debt Covenants
	December 31, 2012	September 30, 2012

Total Debt to Adjusted Total Assets (not to exceed 60%)	38.6%	43.2%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	17.6%	18.3%

Consolidated Income Available for Debt Service to
Maximum Annual Service Charges
(must be at least 1.5 to 1)	3.00	2.95

Total Unsecured Assets to Unsecured Debt	346.3%	286.5%
(must be at least 150%)

These selected covenants relate to ERP Operating Limited Partnership's ("ERPOP") outstanding unsecured public debt. Equity Residential is the general partner of ERPOP.

4th Quarter 2012 Earnings Release	19

Equity Residential

Capital Structure as of December 31, 2012
(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$3,898,369	45.7%
Unsecured Debt			4,630,875	54.3%

Total Debt			8,529,244	100.0%	30.7%

Common Shares (includes Restricted Shares)	325,054,654	95.9%
Units (includes OP Units and LTIP Units)	13,968,758	4.1%

Total Shares and Units	339,023,412	100.0%
Common Share Price at December 31, 2012	$56.67
			19,212,457	99.7%
Perpetual Preferred Equity (see below)			50,000	0.3%

Total Equity			19,262,457	100.0%	69.3%

Total Market Capitalization			$27,791,701		100.0%

__________________________________________________________________________________________________________________________________________

Perpetual Preferred Equity as of December 31, 2012
(Amounts in thousands except for share and per share amounts)
				Annual Dividend Per Share	Annual Dividend Amount
	Redemption Date	Outstanding Shares	Liquidation Value
Series
Preferred Shares:
8.29% Series K	12/10/26	1,000,000	$50,000	$4.145	$4,145

Total Perpetual Preferred Equity		1,000,000	$50,000		$4,145

4th Quarter 2012 Earnings Release	20

Equity Residential
Common Share and Unit
Weighted Average Amounts Outstanding

	2012	2011	Q412	Q411

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	302,700,630	294,855,772	310,397,925	295,989,703
Shares issuable from assumed conversion/vesting of:
- OP Units	13,853,526	13,205,924	13,965,627	13,130,118
- long-term compensation shares/units	3,211,722	4,003,066	2,744,518	3,611,022

Total Common Shares and Units - diluted	319,765,878	312,064,762	327,108,070	312,730,843

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	302,700,630	294,855,772	310,397,925	295,989,703
OP Units - basic	13,853,526	13,205,924	13,965,627	13,130,118

Total Common Shares and OP Units - basic	316,554,156	308,061,696	324,363,552	309,119,821
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	3,211,722	4,003,066	2,744,518	3,611,022

Total Common Shares and Units - diluted	319,765,878	312,064,762	327,108,070	312,730,843

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	325,054,654	297,508,185
Units (includes OP Units and LTIP Units)	13,968,758	13,492,543

Total Shares and Units	339,023,412	311,000,728

4th Quarter 2012 Earnings Release	21

Equity Residential
Partially Owned Entities as of December 31, 2012
(Amounts in thousands except for project and apartment unit amounts)

	Consolidated			Unconsolidated
	Development Projects
	Held for and/or Under Development (4)			Institutional Joint Ventures (5)

		Other	Total

Total projects (1)	—	19	19	—

Total apartment units (1)	—	3,475	3,475	—

Operating information for the year ended 12/31/12 (at 100%):
Operating revenue	$—	$62,405	$62,405	$7
Operating expenses	170	19,480	19,650	244

Net operating (loss) income	(170)	42,925	42,755	(237)
Depreciation	—	15,346	15,346	—
General and administrative/other	213	157	370	—

Operating (loss) income	(383)	27,422	27,039	(237)
Interest and other income	2	100	102	—
Other expenses	(264)	—	(264)	—
Interest:
Expense incurred, net	—	(9,386)	(9,386)	—
Amortization of deferred financing costs	—	(160)	(160)	—

(Loss) income before income and other taxes and net gain on sales
of discontinued operations	(645)	17,976	17,331	(237)
Income and other tax (expense) benefit	(25)	(75)	(100)	—
Net gain on sales of discontinued operations	15	—	15	—

Net (loss) income	$(655)	$17,901	$17,246	$(237)

Debt - Secured (2):
EQR Ownership (3)	$—	$159,068	$159,068	$15,327
Noncontrolling Ownership	—	41,269	41,269	61,307

Total (at 100%)	$—	$200,337	$200,337	$76,634

(1)	Project and apartment unit counts exclude all uncompleted development projects until those projects are substantially completed.

(2)	All debt is non-recourse to the Company.

(3)	Represents the Company's current equity ownership interest.

(4)	See Projects Under Development - Partially Owned on page 23 for further information.

(5)	See Projects Under Development - Unconsolidated on page 23 for further information.

4th Quarter 2012 Earnings Release	22

Equity Residential
Development and Lease-Up Projects as of December 31, 2012
(Amounts in thousands except for project and apartment unit amounts)

Projects	Location	No. of Apartment Units	Total Capital Cost (1)	Total Book Value to Date	Total Book Value Not Placed in Service	Total Debt	Percentage Completed	Percentage Leased	Percentage Occupied	Estimated Completion Date	Estimated Stabilization Date

Consolidated

Projects Under Development - Wholly Owned:
Jia (formerly Chinatown Gateway)	Los Angeles, CA	280	$92,920	$52,995	$52,995	$—	47%	—	—	Q3 2013	Q2 2015
Westgate II	Pasadena, CA	252	125,293	61,947	61,947	—	25%	—	—	Q1 2014	Q1 2015
1111 Belle Pre (formerly The Madison)	Alexandria, VA	360	115,072	56,815	56,815	—	42%	—	—	Q1 2014	Q2 2015
Market Street Landing	Seattle, WA	287	90,024	38,320	38,320	—	35%	—	—	Q1 2014	Q3 2015
Westgate III	Pasadena, CA	88	54,037	20,853	20,853	—	2%	—	—	Q2 2014	Q1 2015
Projects Under Development - Wholly Owned		1,267	477,346	230,930	230,930	—

Projects Under Development - Partially Owned:
400 Park Avenue South (2)	New York, NY	269	251,961	92,374	92,374	—	12%	—	—	Q2 2015	Q1 2016
Projects Under Development - Partially Owned		269	251,961	92,374	92,374	—

Projects Under Development		1,536	729,307	323,304	323,304	—

Completed Not Stabilized - Wholly Owned (3):
The Savoy at Dayton Station III (formerly Savoy III)	Aurora, CO	168	22,356	21,460	—	—		93%	91%	Completed	Q1 2013
2201 Pershing Drive	Arlington, VA	188	63,242	56,087	—	—		72%	67%	Completed	Q3 2013
Projects Completed Not Stabilized - Wholly Owned		356	85,598	77,547	—	—

Projects Completed Not Stabilized		356	85,598	77,547	—	—

Completed and Stabilized During the Quarter - Wholly Owned:
Ten23 (formerly 500 West 23rd Street) (4)	New York, NY	111	55,113	55,095	—	—		97%	97%	Completed	Stabilized
Projects Completed and Stabilized During the Quarter - Wholly Owned		111	55,113	55,095	—	—

Projects Completed and Stabilized During the Quarter		111	55,113	55,095	—	—

Total Consolidated Projects		2,003	$870,018	$455,946	$323,304	$—

Land Held for Development		N/A	N/A	$353,823	$353,823	$—

Unconsolidated

Projects Under Development - Unconsolidated:
Nexus Sawgrass (formerly Sunrise Village) (5)	Sunrise, FL	501	$78,212	$61,901	$61,901	$29,769	80%	9%	2%	Q3 2013	Q3 2014
Domain (5)	San Jose, CA	444	154,570	109,141	109,141	46,865	67%	—	—	Q4 2013	Q4 2015
Projects Under Development - Unconsolidated		945	232,782	171,042	171,042	76,634

Projects Under Development		945	232,782	171,042	171,042	76,634

Total Unconsolidated Projects		945	$232,782	$171,042	$171,042	$76,634

							Total Capital Cost (1)	Q4 2012 NOI
NOI CONTRIBUTION FROM CONSOLIDATED DEVELOPMENT PROJECTS
Projects Under Development							$729,307	$—
Completed Not Stabilized							85,598	747
Completed and Stabilized During the Quarter							55,113	714
Total Consolidated Development NOI Contribution							$870,018	$1,461

(1)
Total capital cost represents estimated cost for projects under development and/or developed and all capitalized costs incurred to date plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

(2)
The Company is jointly developing with Toll Brothers (NYSE: TOL) a vacant land parcel at 400 Park Avenue South in New York City with the Company's rental portion on floors 2-22 and Toll's for sale portion on floors 23-40. The total capital cost and total book value to date represent only the Company's portion of the project. Toll Brothers has funded $64.4 million for their allocated share of the project.

(3)			Properties included here are substantially complete. However, they may still require additional exterior and interior work for all apartment units to be available for leasing.
(4)			Ten23 - The land under this development is subject to a long term ground lease.
(5)
These development projects are owned 20% by the Company and 80% by an institutional partner in two separate unconsolidated joint ventures. Total project costs are approximately $232.8 million and construction will be predominantly funded with two separate long-term, non-recourse secured loans from the partner. The Company is responsible for constructing the projects and has given certain construction cost overrun guarantees but currently has no further funding obligations. Nexus Sawgrass has a maximum debt commitment of $48.7 million and a current unconsolidated outstanding balance of $29.8 million; the loan bears interest at 5.60% and matures January 1, 2021. Domain has a maximum debt commitment of $98.6 million and a current unconsolidated outstanding balance of $46.9 million; the loan bears interest at 5.75% and matures January 1, 2022.

4th Quarter 2012 Earnings Release	23

Equity Residential
Repairs and Maintenance Expenses and Capital Expenditures to Real Estate
For the Year Ended December 31, 2012
(Amounts in thousands except for apartment unit and per apartment unit amounts)

		Repairs and Maintenance Expenses						Capital Expenditures to Real Estate							Total Expenditures
	Total Apartment Units (1)	Expense (2)	Avg. Per Apartment Unit	Payroll (3)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit	Replacements (4)	Avg. Per Apartment Unit	Building Improvements (5)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit		Grand Total	Avg. Per Apartment Unit

Same Store Properties (6)	98,577	$88,931	$902	$74,763	$759	$163,694	$1,661	$65,490	$664	$55,097	$559	$120,587	$1,223	(9)	$284,281	$2,884

Non-Same Store Properties (7)	11,754	13,805	1,284	7,355	684	21,160	1,968	7,599	706	21,788	2,026	29,387	2,732		50,547	4,700

Other (8)	—	4,084		5,197		9,281		1,723		1,131		2,854			12,135

Total	110,331	$106,820		$87,315		$194,135		$74,812		$78,016		$152,828			$346,963

(1)
Total Apartment Units - Excludes 5,039 military housing apartment units for which repairs and maintenance expenses and capital expenditures to real estate are self-funded and do not consolidate into the Company's results.

(2)
Repairs and Maintenance Expenses - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair costs.

(3)		Maintenance Payroll - Includes payroll and related expenses for maintenance staff.

(4)
Replacements - Includes new expenditures inside the apartment units such as appliances, mechanical equipment, fixtures and flooring, including carpeting. Replacements for same store properties also include $33.0 million spent in 2012 on apartment unit renovations/rehabs (primarily kitchens and baths) on 4,427 apartment units (equating to about $7,500 per apartment unit rehabbed) designed to reposition these assets for higher rental levels in their respective markets. In 2013, the Company expects to spend approximately $40.8 million rehabbing 5,000 apartment units (equating to about $8,150 per apartment unit rehabbed).

(5)
Building Improvements - Includes roof replacement, paving, amenities and common areas, building mechanical equipment systems, exterior painting and siding, major landscaping, vehicles and office and maintenance equipment.

(6)		Same Store Properties - Primarily includes all properties acquired or completed and stabilized prior to January 1, 2011, less properties subsequently sold.

(7)
Non-Same Store Properties - Primarily includes all properties acquired during 2011 and 2012, plus any properties in lease-up and not stabilized as of January 1, 2011. Per apartment unit amounts are based on a weighted average of 10,754 apartment units.

(8)		Other - Primarily includes expenditures for properties sold during the period.

(9)
For 2013, the Company estimates that it will spend approximately $1,500 per apartment unit of capital expenditures for the approximately 80,000 apartment units that the Company expects to have in its annual same store set, inclusive of apartment unit renovation/rehab costs, or $1,150 per apartment unit excluding apartment unit renovation/rehab costs.

4th Quarter 2012 Earnings Release	24

Equity Residential
Discontinued Operations
(Amounts in thousands)

	Year Ended December 31,		Quarter Ended December 31,
	2012	2011	2012	2011

REVENUES
Rental income	$69,619	$202,128	$7,957	$28,910

Total revenues	69,619	202,128	7,957	28,910

EXPENSES (1)
Property and maintenance	19,575	76,727	2,099	7,283
Real estate taxes and insurance	6,055	17,061	703	2,823
Property management	211	266	—	68
Depreciation	20,910	51,037	1,856	10,295
General and administrative	77	54	4	4

Total expenses	46,828	145,145	4,662	20,473

Discontinued operating income	22,791	56,983	3,295	8,437

Interest and other income	155	196	75	45
Other expenses	(120)	(265)	—	(73)
Interest (2):
Expense incurred, net	(1,381)	(5,163)	—	(872)
Amortization of deferred financing costs	(65)	(1,080)	—	(244)
Income and other tax (expense) benefit	(9)	243	(57)	213

Discontinued operations	21,371	50,914	3,313	7,506
Net gain on sales of discontinued operations	548,278	826,489	240,831	67,389

Discontinued operations, net	$569,649	$877,403	$244,144	$74,895

(1) Includes expenses paid in the current period for properties sold or held for sale in prior periods related to the Company's period of ownership.

(2) Includes only interest expense specific to secured mortgage notes payable for properties sold and/or held for sale.

4th Quarter 2012 Earnings Release	25

Equity Residential
Normalized FFO Guidance Reconciliations and Non-Comparable Items
(Amounts in thousands except per share data)
(All per share data is diluted)

Normalized FFO Guidance Reconciliations
	Normalized
	FFO Reconciliations
	Guidance Q4 2012
	to Actual Q4 2012
	Amounts	Per Share
Guidance Q4 2012 Normalized FFO - Diluted (2) (3)	$239,213	$0.749
Property NOI	3,265	0.010
Other	1,415	0.004
Effect of equity issuance	—	(0.017)

Actual Q4 2012 Normalized FFO - Diluted (2) (3)	$243,893	$0.746
__________________________________________________________________________________________________________________________________________

Non-Comparable Items – Adjustments from FFO to Normalized FFO (2) (3)

	Year Ended December 31,			Quarter Ended December 31,
	2012	2011	Variance	2012	2011	Variance
Impairment	$—	$—	$—	$—	$—	$—
Asset impairment and valuation allowances	—	—	—	—	—	—

Property acquisition costs (other expenses) (A)	12,593	9,482	3,111	3,836	4,216	(380)
Write-off of pursuit costs (other expenses)	9,056	5,075	3,981	2,915	1,023	1,892
Property acquisition costs and write-off of pursuit costs (other expenses)	21,649	14,557	7,092	6,751	5,239	1,512

Prepayment premiums/penalties (interest expense)	272	—	272	—	—	—
Write-off of unamortized deferred financing costs (interest expense) (B)	10,965	7,227	3,738	8,854	2,880	5,974
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	(96)	(89)	(7)	(54)	—	(54)
Non-cash convertible debt discount (interest expense)	—	4,992	(4,992)	—	—	—
Loss due to ineffectiveness of forward starting swaps (interest expense)	—	170	(170)	—	170	(170)
Premium on redemption of Preferred Shares (C)	5,152	—	5,152	2	—	2
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	16,293	12,300	3,993	8,802	3,050	5,752

Net (gain) loss on sales of land parcels	—	(4,217)	4,217	—	—	—
Net incremental loss (gain) on sales of condominium units	11	(1,993)	2,004	60	57	3
Income and other tax expense (benefit) - Condo sales	(66)	(365)	299	26	(299)	325
(Gain) loss on sale of Equity Corporate Housing (ECH), net of severance	(200)	(401)	201	150	(180)	330
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(255)	(6,976)	6,721	236	(422)	658

Insurance/litigation settlement expense (other expenses)	4,714	—	4,714	—	—	—
Prospect Towers garage insurance proceeds (real estate taxes and insurance)	(3,467)	(6,103)	2,636	—	(3,378)	3,378
Archstone termination fees (interest and other income)	(150,000)	—	(150,000)	(80,000)	—	(80,000)
Forfeited deposits (interest and other income)	—	(729)	729	—	(229)	229
Final profit participation in third-party management company (interest and other income)	—	(200)	200	—	(200)	200
Termination of royalty participation in LRO (interest and other income)	—	(4,537)	4,537	—	—	—
Insurance/litigation settlement proceeds (interest and other income)	—	(800)	800	—	(800)	800
Other (other expenses)	1,118	—	1,118	52	—	52
Other miscellaneous non-comparable items	(147,635)	(12,369)	(135,266)	(79,948)	(4,607)	(75,341)

Non-comparable items – Adjustments from FFO to Normalized FFO (2) (3)	$(109,948)	$7,512	$(117,460)	$(64,159)	$3,260	$(67,419)

(A) For the year and quarter ended December 31, 2012, includes $5.6 million and $3.7 million, respectively, of transaction costs related to the potential Archstone transaction.

(B) For both the year and quarter ended December 31, 2012, includes $8.4 million of bridge loan costs related to the potential Archstone transaction.

(C) Includes $5.13 million of original issuance costs previously deferred.

Note: See page 29 for the definitions, the footnotes referenced above and the reconciliations of EPS to FFO and Normalized FFO.

4th Quarter 2012 Earnings Release	26

Equity Residential
Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties, property acquisition costs and the write-off of pursuit costs, are not included in the estimates provided on this page. See page 28 for estimates of property acquisition costs, prepayment premiums/penalties and other amounts not included in 2013 Normalized FFO guidance. See page 29 for the definitions, the footnotes referenced below and the reconciliations of EPS to FFO and Normalized FFO.

2013 Normalized FFO Guidance (per share diluted)

	Q1 2013	2013

Expected Normalized FFO (2) (3)	$0.62 to $0.66	$2.80 to $2.90

2013 Same Store Assumptions

Physical occupancy		95.3%
Revenue change		4.0% to 5.0%
Expense change		2.5% to 3.5%
NOI change		4.5% to 6.0%

(Note: The same store guidance above is computed based on the portfolio of approximately 80,000 apartment units that the company expects to have in its annual same store set after the completion of its planned 2013 dispositions. 30 basis point change in NOI percentage = $0.01 per share change in EPS/FFO/Normalized FFO)

2013 Transaction Assumptions

Consolidated rental acquisitions		None except Archstone assets
Consolidated rental dispositions - EQR assets		$4.0 billion
Consolidated rental dispositions - Archstone assets (pre-closing)		$500.0 million
Capitalization rate spread		100 basis points

2013 Debt Assumptions, Includes Impact of Archstone Debt Premium (see Note below)

Weighted average debt outstanding		$11.1 billion to $11.6 billion
Weighted average interest rate (reduced for capitalized interest)		4.30%
Interest expense		$477.3 million to $498.8 million

2013 Other Guidance Assumptions

General and administrative expense		$55.0 million to $58.0 million
Interest and other income		$0.5 million to $1.5 million
Income and other tax expense		$1.5 million to $2.5 million
Debt offerings		No amounts budgeted
Equity ATM share offerings		No amounts budgeted
Preferred share offerings		No amounts budgeted
Weighted average Common Shares and Units - Diluted		370.9 million

Note: All debt assumptions include the impact of a mark-to-market non-cash adjustment relating to Archstone's debt that the Company is assuming. Our estimate is based on current interest rates and the expected timing of the Archstone closing . Excluding the impact of the Archstone debt premium, the Company's debt assumptions would be as follows:

Weighted average debt outstanding without Archstone premium		$11.0 billion to $11.5 billion
Weighted average interest rate (reduced for capitalized interest) without Archstone premium		4.71%
Interest expense without Archstone premium		$518.1 million to $541.7 million

4th Quarter 2012 Earnings Release	27

Equity Residential
2013 Non-Comparable Items
(Amounts in thousands)

The Non-Comparable Items provided below are based on current expectations and are forward looking.

Midpoint of Forecasted 2013 Non-Comparable Items – Adjustments from FFO to Normalized FFO (2) (3)

	Q1 2013	2013

Asset impairment and valuation allowances	$—	$—

Archstone property acquisition costs	25,940	25,940
Write-off of pursuit costs	1,230	4,920
Property acquisition costs and write-off of pursuit costs	27,170	30,860

Prepayment premiums/penalties	1,860	185,860
Write-off of unamortized deferred financing costs	7,925	11,304
Write-off of unamortized (premiums)/discounts/OCI	(356)	(98,196)
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	9,429	98,968

(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	—	—

Archstone wind down costs, including severance	46,527	59,989
Other miscellaneous non-comparable items	46,527	59,989

Non-comparable items – Adjustments from FFO to Normalized FFO (2) (3)	$83,126	$189,817

Note: See page 29 for the definitions, the footnotes referenced above and the reconciliations of EPS to FFO and Normalized FFO.

4th Quarter 2012 Earnings Release	28

Equity Residential
Additional Reconciliations, Definitions and Footnotes
(Amounts in thousands except per share data)
(All per share data is diluted)

The guidance/projections provided below are based on current expectations and are forward-looking.

Reconciliations of EPS to FFO and Normalized FFO for Pages 8, 26 and 27
			Expected Q1 2013 Per Share	Expected 2013 Per Share
	Expected Q4 2012
	Amounts	Per Share

Expected Earnings - Diluted (5)	$418,258	$1.310	$3.64 to $3.68	$5.49 to $5.59
Add: Expected depreciation expense	167,200	0.524	0.49	1.86
Less: Expected net gain on sales (5)	(275,405)	(0.862)	(3.74)	(5.06)

Expected FFO - Diluted (1) (3)	310,053	0.972	0.39 to 0.43	2.29 to 2.39

Asset impairment and valuation allowances	—	—	—	—
Property acquisition costs and write-off of pursuit costs (other expenses)	8,385	0.026	0.07	0.08
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	444	0.001	0.03	0.27
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	331	0.001	—	—
Other miscellaneous non-comparable items	(80,000)	(0.251)	0.13	0.16

Expected Normalized FFO - Diluted (2) (3)	$239,213	$0.749	$0.62 to $0.66	$2.80 to $2.90

Definitions and Footnotes for Pages 8, 26 and 27

(1)
The National Association of Real Estate Investment Trusts ("NAREIT") defines funds from operations ("FFO") (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States ("GAAP")), excluding gains (or losses) from sales and impairment write-downs of depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The April 2002 White Paper states that gain or loss on sales of property is excluded from FFO for previously depreciated operating properties only. Once the Company commences the conversion of apartment units to condominiums, it simultaneously discontinues depreciation of such property.

(2)	Normalized funds from operations ("Normalized FFO") begins with FFO and excludes:
• the impact of any expenses relating to non-operating asset impairment and valuation allowances;
• property acquisition and other transaction costs related to mergers and acquisitions and pursuit cost write-offs (other expenses);
• gains and losses from early debt extinguishment, including prepayment penalties, preferred share redemptions and the cost related to the implied option value of non-cash convertible debt discounts;
• gains and losses on the sales of non-operating assets, including gains and losses from land parcel and condominium sales, net of the effect of income tax benefits or expenses; and
• other miscellaneous non-comparable items.

(3)
The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company's real estate between periods or as compared to different companies. The company also believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results. FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

(4)
FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with accounting principles generally accepted in the United States. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests - Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests - Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

(5)
Earnings represents net income per share calculated in accordance with accounting principles generally accepted in the United States. Expected earnings is calculated on a basis consistent with actual earnings. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual earnings could differ materially from expected earnings.

Same Store NOI Reconciliation for Page 12

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI for 2012 and Fourth Quarter 2012 Same Store Properties:
	Year Ended December 31,		Quarter Ended December 31,
	2012	2011	2012	2011

Operating income	$667,958	$541,675	$188,214	$154,722
Adjustments:
Non-same store operating results	(155,374)	(60,334)	(25,973)	(9,349)
Fee and asset management revenue	(9,573)	(9,026)	(2,245)	(2,344)
Fee and asset management expense	4,663	4,279	1,068	1,072
Depreciation	664,082	612,579	166,196	156,938
General and administrative	47,248	43,605	10,072	11,144

Same store NOI	$1,219,004	$1,132,778	$337,332	$312,183

4th Quarter 2012 Earnings Release	29